Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-108215 and 333-148136, both on Form S-3, of our reports dated February 28, 2008, relating to the consolidated financial statements and financial statement schedules of Kansas City Power & Light Company and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of new accounting standards), and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kansas City Power & Light Company and subsidiaries for the year ended December 31, 2007.

/s/DELOITTE & TOUCHE LLP

Kansas City, Missouri
February 28, 2008